Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES LAUNCH OF CONSENT SOLICITATION

OKLAHOMA CITY, Oklahoma — August 23, 2016 – LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced that it is soliciting consents (the “Consent Solicitation”) from the holders of its outstanding $425,000,000 in aggregate principal amount of 7.75% Senior Secured Notes due 2019 (CUSIP No. 502160AL8; ISIN No. US502160AL89) (the “Notes”) to effect the Proposed Amendment (as defined below).

As previously disclosed, on July 1, 2016, the Company completed the sale of its climate control business for a total sale price of $364 million, subject to certain post-closing adjustments (the “Sale”).

The primary purpose of the Consent Solicitation is to amend the Indenture (the “Proposed Amendment”) to allow the Company (i) to redeem all $50,000,000 in aggregate principal amount of the Company’s outstanding 12.0% Senior Secured Notes due 2019 (the “12.0% Notes”), at a redemption price of 106% of the principal amount thereof, with the net proceeds of the Sale (the “12.0% Notes Redemption”), (ii) to redeem $50,000,000 in aggregate principal amount of the Notes, at a redemption price of 103.875% of the principal amount thereof, with the net proceeds of the Sale (the “Notes Redemption” and, together with the 12.0% Notes Redemption, the “Redemptions”), (iii) to redeem shares of the Company’s outstanding Series E cumulative redeemable Class C preferred stock (the “Preferred Stock”), at the liquidation preference value thereof, with the net proceeds of the Sale in an aggregate amount not to exceed $45,000,000 (in addition to any such redemption that may be made using the full $35,000,000 of restricted payment capacity that the Company has under the existing “general restricted payments” basket in the Indenture, for an aggregate total of $80,000,000) and (iv) given the intended use of the net proceeds of the Sale as described in the foregoing clause (i), (ii) and (iii), waive the Company’s obligation to make and consummate an asset sale repurchase offer of the Notes with respect to the Sale, and to make certain technical changes to certain financial definitions and collateral release mechanics in connection therewith.

The Company will agree to (a) consummate the Redemptions as promptly as practicable following the date the Proposed Amendment becomes operative and (b) prohibitions on its ability to incur future pari passu indebtedness in excess of $25,000,000 in aggregate principal amount at any time outstanding using the “general debt” basket and the “general liens” basket under the Indenture.

The Company believes that the 12.0% Notes Redemption, the Notes Redemption and the redemption of the Preferred Stock as described above will result in a deleveraging of the Company’s assets and further enhance the Company’s long-term prospects by improving its capital structure given the cost of capital associated with the 12.0% Notes and the Preferred Stock.

The consent of Holders of a majority in principal amount of the outstanding Notes is required pursuant to the terms of the Indenture to approve the Proposed Amendment.

Holders are referred to the Company’s Notice of Consent Solicitation dated August 23, 2016 and the related Consent Form, which are being sent to Holders, for the detailed terms and conditions of the Consent Solicitation.

The Company will pay a consent fee equal to $13.25 per $1,000 principal amount of Notes for which consents have been delivered by such Holder. The consent fee of $13.25 per $1,000 principal amount of Notes was calculated based on an assumed consent fee of $15.00 per $1,000 principal amount of Notes if the Notes Redemption had occurred prior to the payment of the consent fee. In addition, the Company will agree that, if the Proposed Amendment becomes operative, the interest rate applicable to all Notes outstanding after the consummation of the Notes Redemption will, with retroactive effect to August 1, 2016, automatically be increased to 8.50% per annum. The record date for determining the Holders who are entitled to consent is 5:00 p.m., New York City time, on August 22, 2016.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on September 2, 2016, or such later time and date to which the Consent Solicitation may be extended (the “Expiration Time”). Provided the Company receives the requisite consents, the Proposed Amendment will be effected by a supplemental indenture, which the Company and the guarantors party to the Indenture intend to promptly enter into following the receipt of the requisite consents, but the Proposed Amendment will not become operative until the consent fee is paid to each Holder who delivers a valid and unrevoked consent prior to the Expiration Time.

The Company has appointed Ipreo LLC as tabulation agent and as information agent with respect to the Consent Solicitation. Requests for documents should be directed to Ipreo LLC at: (212) 849-3880 (banks and brokers) or (888) 593-9546 (toll free). The Company has also retained Credit Suisse Securities (USA) LLC as the exclusive solicitation agent with respect to the Consent Solicitation. Questions concerning the terms of the Consent Solicitation should be directed to Credit Suisse Securities (USA) LLC at: (212) 325-2476 (collect) or (800) 820-1653 (U.S. toll free).

About LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for Covestro AG in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward Looking Statement

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by use of the words “will”, “believes”, “expects”, “estimates”, “intends”, “anticipates”, “plans to”, “should”, “estimates”, “projects”, or similar expressions, including, without limitation, LSB’s plans and expectations with respect to the pay down of debt; improved financial flexibility and capital structure. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: Fred Buonocore (212) 836-9607 Kevin Towle (212) 836-9620 The Equity Group Inc.